EXHIBIT 15

October 26, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 20, 2000 on our review of interim financial information of Rouge Industries, Inc. (the “Company”) as of and for the three and nine month periods ended September 30, 2000 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-3 (Registration No. 333-16183) amended as of February 11, 1997 and in its Registration Statements on Form S-8 (No. 33-88518, No. 33-88520, No. 333-53741 and No. 333-53743).

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP